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                                                                    EXHIBIT 10.1

                   DESCRIPTION OF GENERAL SIGNAL CORPORATION
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                          INCENTIVE COMPENSATION PLAN
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    The General Signal Corporation Incentive Compensation Plan provides that key employees of the Corporation may be awarded bonuses determined annually by the Personnel and Compensation Committee (the "Committee"). Executive officers, unit presidents and senior staff managers throughout the Corporation are eligible for participation in the Incentive Compensation Plan.

    The Committee sets target awards using information from peer group and national compensation surveys and approves corporate and business unit performance goals. Each participant is assigned a competitive "target" percentage of base salary based on the individual's salary grade level.

    The current basis for award payments is corporate and business unit performance as measured by economic value added, which equals the dollar amount arrived at by taking net operating profit after tax, adjusting for certain noncash elements included therein, and subtracting a charge for the use of capital needed to generate that profit. The bonuses awarded to the executive officers reflect the achievement of consolidated unit and corporate performance goals, and the bonuses awarded to unit presidents reflect the performance of their individual units.

    The actual awards determined by the Committee for the Chief Executive Officer and other individuals who are named in the Summary Compensation Table of the Corporation's Annual Proxy Statement to Shareholders for any year are made under the Corporation's Senior Executive Incentive Compensation Plan.